Exhibit 99.2

NYSE: WMB

Date:	April 29, 2009
Williams to Report Non-Cash Impairment Charges in First Quarter Related to
Venezuela Operations, Investments as Result of PDVSA Non-Payment
     TULSA, Okla. — Williams (NYSE: WMB) announced today that it plans to report non-cash charges to net income attributable to The Williams Companies, Inc., of approximately $241 million in first-quarter 2009 related to its operations and investments in Venezuela.
     Based on its current assessment of the situation detailed below, Williams is recording a reserve for uncollectible accounts receivable and impairing the associated long-lived assets and equity and cost-based investments to an estimate of their fair value. Williams will report a net loss in the first quarter as a result of the charges.
     In Venezuela, Williams’ midstream business has investments in and operates entities that provide services to Petroleos de Venezuela S.A. (PDVSA) under long-term agreements. Services include medium-pressure compression, high-pressure gas injection, gas liquids extraction, and gas liquids fractionation. The company’s exploration and production business also owns a minority interest in an oil and gas operation which is majority-owned by a Venezuelan government-owned entity.
     In its 2008 Form 10-K, filed Feb. 25 with the Securities and Exchange Commission, the company described the uncertainty of collecting its Venezuela receivables because PDVSA had ceased its regular payments to many service providers, including Williams, in late 2008. At the time of its Form 10-K filing, Williams expected that the amounts would ultimately be paid.
     Because of continued non-payment by PDVSA and other current circumstances, Williams now believes that it is probable that PDVSA will not pay amounts owed, and that the company’s associated long-lived assets are impaired. The company has issued notices of default to PDVSA, and continues to operate the assets. In the event that PDVSA does not cure the defaults and does not comply with its contractual obligations to purchase the related assets, Williams will pursue all rights available to it under its agreements, including international arbitration.
     As a result of ceasing revenue recognition for the assets, Williams expects a loss of earnings from its Venezuela operations to reduce its full-year 2009 recurring results by approximately $0.04 per share.
     After the adjustments and as of March 31, Williams’ carrying value associated with its Venezuela operations is primarily comprised of $67 million of restricted cash, $106 million of property, plant and equipment, and $161 million of secured debt that is non-recourse to Williams.
     Williams’ initial investment and operations in Venezuela began in November 1997.

     The company will provide more detail on the charges and its investments in Venezuela in its first-quarter 2009 Form 10-Q.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
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